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                                                                    EXHIBIT 99.1



March 25, 2002




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Ladies and Gentlemen:

Arthur Andersen LLP (Andersen) has audited our financial statements for 2001. Andersen has represented to us that:

   o the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and

   o there was appropriate continuity of Arthur Andersen personnel working on the audit, and

   o there was availability of national office consultation to conduct the relevant portions of the audit.

Sincerely,



Radiologix, Inc.
/s/ Sami S. Abbasi
Executive Vice President and Chief Financial Officer